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Alberto Sangiovanni-Vincentelli
200 Tunnel Road
Berkeley, CA 94720

Dear Alberto,

    We are pleased to offer you an expanded role to include the duties of Chief Technical Advisor (CTA). With this new position, you will continue your current roles with Cadence as member of Board of Directors plus duties currently agreed as a Consultant including: supervision of technical work in the labs, supervision and management of Cadence European Labs, strategy for entry into systems companies, supporting the Felix architecture and paradigm, participation in the Technology Steering Committee, support R&D strategy and organizational development, support customer relationships in Europe, supervise the COSY project and support our Services strategies, plus take on the expanded role of CTA.

    Your new consulting agreement will cover your existing responsibilities plus the new role as CTA. As of June 1, 1999, the new consulting fee will be $275,000 per annum versus the $225,000 you have today. You will also continue to be eligible to receive a discretionary bonus as you have the past two years. I will propose a grant of 77,500 options tied to your new role. Your Board of Directors compensation package will also continue, including both the cash and options tied to your outside directorship on the Cadence Board of Directors.

    Alberto, if you are in agreement with these terms, please sign this letter below, and return directly to Ron Kirchenbauer.

Sincerely,

/s/ H. Raymond Bingham
H. Raymond Bingham
President and CEO
Cadence Design Systems, Inc.

/s/ Alberto Sangiovanni-Vincentelli
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Alberto Sangiovanni-Vincentelli